EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in amendment No. 7 to the registration statement on Form S-1 of our report dated April 28, 2009, except for changes related to the adoption of ASR No. 268 and ASC 480, as to which the date is February 11, 2010, for changes related to the cash flow statement, as to which the date is May 14, 2010, and except for the second and third paragraphs of Note 10, as to which the date is June 15, 2011, relating to our audit of the financial statements of NEXX Systems, Inc. for the year ended December 31, 2008 appearing in the prospectus, which is part of the registration statement.

We also consent to the reference to us under the heading “Experts” in the prospectus.

/s/ PARENT, MCLAUGHLIN & NANGLE

PARENT, MCLAUGHLIN & NANGLE, CERTIFIED PUBLIC ACCOUNTANTS, INC.

Boston, Massachusetts

June 22, 2011